CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Fund Service Providers” and “Financial Highlights” within the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” within the Statement of Additional Information, and to the use of our report dated July 26, 2018, with respect to the financial statements of Xtrackers MSCI Asia Pacific ex Japan Hedged Equity ETF (renamed to Xtrackers International Real Estate ETF effective February 22, 2019) for the fiscal year ended May 31, 2018, which is incorporated by reference in Post-Effective Amendment No. 446 to the Registration Statement (Form N-1A No. 333-170122) of DBX ETF Trust.

/s/ Ernst & Young LLP

New York, New York

February 21, 2019